UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 3, 2024

RILEY EXPLORATION PERMIAN, INC.
(Exact name of Registrant as specified in its charter)

Delaware	1-15555	87-0267438
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

29 E. Reno Avenue, Suite 500, Oklahoma City, OK	73104
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (405) 415-8677

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	REPX	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On April 3, 2024, Riley Exploration Permian, Inc. (the “Company”) entered into an Underwriting Agreement (the “Underwriting Agreement”) with Bluescape Riley Exploration Holdings LLC, Yorktown Energy Partners VIII, L.P. and Riley Exploration Group, LLC (collectively, the “Selling Stockholders”), and Truist Securities, Inc. and Roth Capital Partners, LLC, as representatives of the other several underwriters listed in Schedule A to the Underwriting Agreement (collectively, the “Underwriters”), relating to a public offering of an aggregate of 2,100,000 shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), which includes 700,000 shares offered by the Company and 1,400,000 shares offered by the Selling Stockholders (the “Offering”). Under the terms of the Underwriting Agreement, the Company granted the Underwriters a 30-day option to purchase up to 315,000 additional shares of Common Stock (the “Option Shares”).

On April 5, 2024, the Underwriters exercised in full the option to purchase the Option Shares. The Offering, including the sale of the Option Shares, closed on April 8, 2024, with the Company receiving aggregate net proceeds of approximately $25.4 million, after deducting underwriting discounts and commissions and other estimated offering expenses payable by the Company. The Company intends to use the net proceeds from the Offering for general corporate purposes, which may include financing acquisitions (including a pending acquisition of an approximate 12,500 net acre position in Eddy County, New Mexico for 100% cash consideration, which the Company anticipates funding primarily with proceeds from the Offering with any remaining balance funded through borrowings under the Company’s revolving credit facility and expects will close in May 2024), repayment of outstanding debt, financing of capital expenditures, financing other investments or business opportunities, and general working capital purposes. The Company will not receive any proceeds from the sale of Common Stock by the Selling Stockholders.

The Offering was made pursuant to a prospectus supplement, dated April 3, 2024, filed with the Securities and Exchange Commission (the “SEC”) on April 5, 2024, and the base prospectus, dated May 12, 2021, filed as part of the Company’s shelf registration statement (File No. 333-255104) with the SEC on April 7, 2021, as amended, and declared effective on May 12, 2021.

The foregoing summary of the Underwriting Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of such agreement, which is attached as Exhibit 1.1 to this Current Report on Form 8-K and incorporated herein by reference.

Holland & Knight LLP has issued an opinion, dated April 8, 2024, regarding certain legal matters with respect to the Offering, a copy of which is filed as Exhibit 5.1 hereto.

This Current Report on Form 8-K (including the exhibits attached hereto) does not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of any securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Any offers, solicitations or offers to buy, or any sales of securities will be made in accordance with the registration requirements of the Securities Act of 1933, as amended.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
1.1	Underwriting Agreement, dated April 3, 2024, by and among Riley Exploration Permian, Inc., Bluescape Riley Exploration Holdings LLC, Yorktown Energy Partners VIII, L.P. and Riley Exploration Group, LLC, and Truist Securities, Inc. and Roth Capital Partners, LLC, as representatives of the several underwriters listed in Schedule A thereto.
5.1	Opinion of Holland & Knight LLP.
23.1	Consent of Holland & Knight LLP (included in Exhibit 5.1).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 8, 2024	RILEY EXPLORATION PERMIAN, INC.

	By	/s/ Philip Riley
Philip Riley
Chief Financial Officer